UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 23, 2018

VII Peaks Co-Optivist Income BDC II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-54615	45-2918121
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

4 Orinda Way, Suite 125-A Orinda, California	94563
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 889-1778

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

 Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On July 23, 2018, Jeya Kumar, independent director of VII Peaks Co-Optivist Income BDC II, Inc. (the “Company”), resigned his position as an independent director of the Company in order to pursue other professional opportunities.  Mr. Kumar did not resign his position due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  In accordance with Item 5.02(a)(3) of Form 8-K, the Company provided Mr. Kumar with a copy of this Form 8-K prior to filing it with the SEC, and the Company understands that Mr. Kumar agrees with the reasons stated for his resignation.  Mr. Kumar also served on the audit committee of the board.

On July 23, 2018, Stephen Shea, an interested director of the Board of Directors of the Company, resigned his position as an interested director of the Company in order to permit the Company to maintain a majority of independent directors as required pursuant to certain provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), to which the Company is subject. The Company may add another independent director to its board in the future and, if such action is taken, the Company will do so in compliance with Section 16 of the 1940 Act and other applicable federal rules and regulations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VII Peaks Co-Optivist Income BDC II, Inc.

 July 27, 2018

By:	/s/ Gurpreet S. Chandhoke
Gurpreet S. Chandhoke
Chairman of the Board of Directors, Chief Executive Officer and President